Exhibit (n)

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in Post-Effective Amendment No. 4 to the 1933 Act Registration Statement (Form N-6 No. 333-203099) and Amendment No. 129 to the 1940 Act Registration Statement (Form N-6 No. 811-08559), and to the use therein of our reports dated (a) March 31, 2016, with respect to the financial statements of Lincoln Life & Annuity Company of New York and (b) April 1, 2016, with respect to the financial statements of Lincoln Life & Annuity Flexible Premium Variable Life Account M for the registration of an indefinite number of units of interest in variable life insurance contracts.

/s/ ERNST & YOUNG, LLC

Philadelphia, Pennsylvania
October 14, 2016